QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

December 13, 2001

Overland Data, Inc.
8975 Balboa Avenue
San Diego, CA 92123-1599

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Overland Data, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,175,000 shares of the Company's common stock, no par value per share ("Common Stock"), which will be issued under the Company's First Amendment to 2000 Stock Option Plan and the Company's 2001 Supplemental Stock Option Plan (collectively, the "Plans").

    As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plans and the authorization of the shares of Common Stock to be issued pursuant to the Plans, as follows:

First Amendment to 2000 Stock Option Plan	1,000,000 shares; and
2001 Supplemental Stock Option Plan	175,000 shares

    We also have examined such documents as we have deemed necessary to render this opinion.

    It is our opinion that the 1,175,000 shares of Common Stock that may be issued and sold by the Company, when issued and sold pursuant to the respective terms of the Plans, will be validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                      Very truly yours,

                      /s/ Morrison & Foerster LLP

QuickLinks

  Exhibit 5.1